 Exhibit 99.1

Ur-Energy Provides 2018 Q2 Operational Results

Littleton, Colorado (PR Newswire – July 12, 2018) Ur-Energy Inc. (NYSE American:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for Q2 2018.

Highlights

Lost Creek Operations
	Units	2018 Q1	2018 Q2	2018 YTD

U3O8 Captured	(‘000lbs)	84.0	89.3	173.3
U3O8 Dried & Drummed	(‘000lbs)	80.0	74.3	154.3
U3O8 Sold (produced)	(‘000lbs)	10.0	0	10.0
U3O8 Sold (purchased)	(‘000lbs)	370.0	100.0	470.0

Average Flow Rate	(gpm)	2,432	2,517	2,475
U3O8 Head Grade	(mg/l)	33	34	34

Lost Creek Uranium Production and Sales

For the quarter, 89,209 pounds of U3O8 were captured within the Lost Creek plant, 74,302 pounds of U3O8 were packaged in drums and 74,416 pounds of U3O8 drummed inventory were shipped out of the Lost Creek processing plant. At June 30, 2018, inventory at the conversion facility was approximately 233,712 pounds U3O8.

During the quarter, sales totaled $3.79 million on 100,000 pounds at an average price of $37.90 per pound, which was 71% above the average spot price for the same period of $22.13 per pound. The 100,000 pounds were purchased at an average cost of $22.25 per pound.

During the period, the third of the first three header houses in the second mine unit (MU2) at Lost Creek commenced production. All three of the header houses are exceeding budgeted production expectations. With the addition of MU2 production, both grades and flow levels have continued to increase.

Continuing Guidance for 2018

As indicated in our prior guidance, we have now completed all deliveries into our 2018 term contracts, which totaled 470,000 pounds at an average price of approximately $49 per pound. We will provide further guidance in our Form 10-Q, which is currently anticipated to be filed on Friday, July 27, 2018.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped approximately 2.4 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
+1 720-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; recovery results, including head grade and flow rates, from additional header houses in MU2 at Lost Creek) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.